                                                                 EXHIBIT 10.10

                           DATED January 22, 1998

                            LUCAS INDUSTRIES PLC

                                   - and -

                      PRESTOLITE ELECTRIC INCORPORATED

                                   - and -

                         LUCAS INDIEL ARGENTINA S.A.



                        _____________________________

                                  TAX DEED
                        _____________________________



Eversheds
10 Newhall Street
Birmingham
B3 3LX
Tel: 0121 233 2001
Fax: 0121 236 1583
DX 13004
Ref: JPL/36

THIS DEED dated the 22nd day of January 1998 and made

BETWEEN:

(1) LUCAS INDUSTRIES PLC a company registered in England under number 54802 whose registered office is at Stratford Road, Solihull B90 4LA (the "Vendor");

(2) PRESTOLITE ELECTRIC INCORPORATED a company registered in the State of Delaware, United States whose principal place of business is at 2100 Commonwealth Boulevard, Ann Arbor, Michigan, 48105, USA (the "Purchaser"), and

(3) LUCAS INDIEL ARGENTINA S.A. a company registered in Argentina under number T/O/33, F/O/248, N/O/ 25 whose registered office is at Av. San Martin 4205, 1752 - Lomas del Mirador, Buenes Aires, Argentina (the "Company").

WHEREAS

This Deed has been entered into pursuant to that certain Sale and Purchase
Agreement dated              1998 made between the Vendor, the Purchaser and
Prestolite Newco, Inc (the "Agreement") under which, inter alia, the Purchaser has agreed to purchase from the Vendor certain shares of the Company, as described thereunder (the "Sale Shares"), with the intention that an amount equal to certain tax liabilities of the Company shall be paid by the Vendor to the Purchaser.

NOW IT IS HEREBY AGREED as follows:

1.   INTERPRETATION
     --------------

1.1  DEFINITIONS
     -----------

     In this Deed, unless the contrary intention appears:

     words and expressions defined in the Agreement have the same meaning in this Deed and any provisions in the Agreement concerning matters of construction or interpretation shall also apply in this Deed:

     "Accounting Period"       has the same meaning as in Section 18 of the

                               Argentine Income Tax Law.

     "Actual Tax Liability"    means a liability of the Company or Lucas
                               Argentine Holdings, Inc, a Delaware Company and wholly owned subsidiary of the Vendor to make an actual payment of Tax whether or not such Tax is also or alternatively chargeable against or attributable to any other person.

     "Auditors"                means the Company's auditors from time to time,

     "Business Day"            means an administrative business day according to
                               Section 14 of the Argentine Procedural Tax Law.

     "Claim" means any assessment, notice, demand or other document issued or action taken by or on behalf of any Tax Authority or any form of self-assessment from which it appears that the Company is subject to, or is sought to be made subject to, or might become subject to, any Tax Liability.

     "Closing Date Tax         means the value of the tax receivable recorded as
     Receivable"               an asset in the Final Completion Statement (as
                               defined in the Agreement) due to Indiel from the Argentine government, and arising in connection with the regime set forth by Laws 21,608 and 22,021 and its implementing regulations, including Decrees 435/90, 1033/91 and 2054/92 and
                               DGI RG 3838 and 3905.

     "Company"                 means Lucas Indiel Argentina S.A. and each of its
                               Subsidiaries (Jovsa S.A. and Equipos

                               Originales S.A.)

     "Deemed Tax Liability"    means, in any of the circumstances set out in
                               column (1) below, an amount determined as set out in column (2) below:

     (1)                                  (2)

Either

  1  The Unavailability of all or any     1  Either (a) the amount of Tax payable
     part of any Relief which has been       by the Company which would not have been
     treated as an asset in the Final        payable if such Relief had been
     Completion Statement (except the        available; or (b) in the case of a right
     Closing Date Tax Receivable).           to a repayment of Tax, the amount of the
                                             repayment which is found to be
                                             Unavailable; or (c) in the case of any
                                             other Relief treated as an asset, that
                                             proportion of the amount so taken into
                                             account as corresponds to the proportion
                                             of the Relief which is Unavailable.

  2  The use of a Relief which has been   2  The amount by which such Actual Tax
     treated as an asset in preparing the    Liability is reduced by such use of the
     Final Completion Statement (except      Relief.
     the Closing Date Tax Receivable)
     (either by way of reduction of
     taxable profits or by way of set-off
     against a Liability to pay Tax) to
     reduce an Actual Tax Liability in
     respect of which the Vendor would,

     but for that reduction or set off,
     have been liable to make a payment
     to the Purchaser under this Deed.

  3  The use of a Purchaser's Relief to   3  The amount by which such Actual Tax
     reduce an Actual Tax Liability in       Liability is reduced by the use of the
     respect of which the Vendor would,      Purchaser's Relief.
     but for that use, have been liable
     to make a payment to the Purchaser
     under this Deed.

1.2  "Event" includes (without limitation):

     1.2.1   any act, omission, transaction or Distribution whether or not the Company is a party thereto;
     1.2.2   the death of any person;
     1.2.3   the failure by any person to avoid an apportionment or Distribution of income (whether or not it is or was possible by taking action after Completion to avoid such apportionment or Distribution);
     1.2.4   the Company ceasing to be a member of any group or associated with any person;
     1.2.5   Completion; and

             any event which is treated as having occurred for the purposes of any legislation;

     and references to the result of an Event occurring on or before Completion shall include the combined result of two or more Events both or all of which shall have taken place on or before Completion;

     "Purchaser's Group" means the Purchaser and those companies (other than the Company) which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as the Purchaser or otherwise associated with the Purchaser;

     "Purchaser's Relief" means

     1.2.6 any Relief arising to the Purchaser or any member of the Purchaser's Group as a consequence of, or by reference to, an Event occurring (or deemed to have occurred) or income earned after Completion; and

     "Relief" means any relief, allowance or credit in respect of Tax or any right to repayment of Tax or any deduction, exemption or set-off relevant in computing income, profits or gains for the purposes of Tax pursuant to any legislation or otherwise;

     "Tax", "Taxes" and "Taxation" includes (without limitation), income tax, value added tax, personal assets tax, excises taxes, customs and other import duties, turnover taxes, stamp taxes, tax on immovables and vehicles, municipal taxes, foreign taxation and duties and any payment whatsoever which the Company may be or become bound to make to any Tax Authority as a result of the operation of any enactment relating to any such taxes or duties and all fines, penalties and interest relating to the foregoing or resulting from failure to comply with the provisions of any enactment relating to Tax;

     "Tax Authority" means any person entitled to enforce or collect Taxes;

     "Tax Liability" means an Actual Tax Liability;

     "Taxes Law" means the (i) Argentine Income Tax Law (as amended), (ii) Value Added Tax Law (as amended), (iii) Procedural Tax Law (as amended), (iv) Criminal Tax Law, (v) Provincial Tax Codes and Laws, (vi) Industrial Promotion Laws, and (vii) related legislation and regulations;

     "Unavailability" means in relation to a Relief, the setting-off, reduction, modification, clawback, counteraction, nullification, disallowance or cancellation of or withdrawal of or failure to obtain that Relief; and

     references to any "income earned" means any profits, gains or income earned, accrued or received or deemed for Tax purposes to be earned, accrued or received.

2.   COVENANT BY THE VENDOR
     ----------------------

     2.1  COVENANT
          --------

          Subject to the provisions of this Deed, the Vendor covenants to pay to the Purchaser an amount equal to:

          2.1.1   any Actual Tax Liability arising in respect of:

                  2.1.1.1    any Event occurring on or before Completion; or

                  2.1.1.2 any income earned on or before, or in respect of any accounting period ending on or before, the date of Completion;

          2.1.2 any Deemed Tax Liability arising as a consequence of, or by reference to, an Event occurring (or deemed to have occurred) on or before Completion;

          2.1.3 any Actual Tax Liability of the Company arising as a result of the application of Taxes Law provided that such Actual Tax Liability is in respect of undischarged liability of the Vendor or of a company controlled (as defined by Taxes Law) by the Vendor in the six years ending on or before Completion,

          2.1.4 any reasonable costs and expenses properly incurred and payable by the Purchaser or the Company in connection with any Tax Liability or Deemed Tax Liability giving rise to a claim made under this Deed.

     2.2  ADJUSTMENT TO CONSIDERATION
          ---------------------------

          Any payments made pursuant to Clause 2.1 shall, so far as possible, be treated as an adjustment to the consideration paid by the Purchaser's Group for the Sale Shares.

     2.3  LIMITS OF VENDOR'S LIABILITY UNDER THIS DEED
          --------------------------------------------

          The Vendor's liability under this Deed arising from any Tax Liability or Deemed Tax Liability shall be limited in accordance with the provisions of clause 5.5.3 to the Agreement and to the extent that:

          2.3.1 provision or reserve in respect to that Tax Liability or Deemed Tax Liability has been made in the Completion Statements or to the extent that payment or discharge of such claim has been taken into account in the Completion Statements;

          2.3.2 such Tax Liability or Deemed Tax Liability would not have arisen but for any change in rates of Tax or change in law or published practice after the date hereof (including where provision or reserve in the Completion Statements in respect of that Tax Liability or Deemed Tax Liability is insufficient because of such change);

          2.3.3 it is a Tax Liability or Deemed Tax Liability for which the Company is or may become liable as a result of transactions entered into by the Company or a member of the Purchaser's Group (including the Purchaser) in the ordinary course of business or the ordinary course of buying or selling assets after the Balance Sheet Date and for the purposes of this Sub-Clause any liability in respect of any Distribution shall not be regarded as arising in the ordinary course of business;

          2.3.4 it is a Tax Liability or Deemed Tax Liability which would not have arisen but for a voluntary act or omission or transaction carried out by the Purchaser's Group (or persons deriving title from it) or the Company after the date of Completion otherwise than in the ordinary course of business and which the Purchaser's Group was aware or ought reasonably to have been aware could give rise to a claim;

          2.3.5 recovery has already been made in respect of the Tax Liability or Deemed Tax Liability under clause 7 of the Agreement.

     2.4  DISCLOSURE NOT RELEVANT
          -----------------------

          The Vendor's obligation to make payments under Clause 2.1 shall not be affected by the Purchaser's Group (or its officers, employees, agents or advisors) knowledge or the disclosure, in the Disclosure Letter or otherwise, of the Tax Liability giving rise to the payment.

3.   NOTICE AND MITIGATION
     ---------------------

     3.1  NOTICE OF CLAIM
          ---------------

          If the Purchaser shall become aware of any Claim which is likely to give rise to a liability on the Vendor under Clause 2.1, it shall if possible not later than 10 days prior to the expiry of any time for appeal give notice or procure that notice is given to the Vendor setting out reasonable particulars of the Claim but no failure by the Purchaser to comply with this Sub-Clause shall affect the Vendor's obligations under Clause 2.1.

     3.2  TIME LIMIT FOR CLAIMS UNDER THIS DEED
          -------------------------------------

          No claim shall be brought by the Purchaser under this Deed unless notice in writing of such claim specifying (in reasonable detail) the matter which gives rise to the claim has been given to the Vendor not later than the date on which the statute of limitations for filing claims passes for claims arising during such period in question, including any periods of appeal.

     3.3  INFORMATION AND ASSISTANCE
          --------------------------

          The Purchaser shall, and shall procure that the Company shall, take such action and give such information and assistance in connection with the affairs of the Company as the Vendor may reasonably and promptly by written notice request to avoid, resist, appeal, or compromise a Claim or pay an amount in respect of the Tax Liability provided that:

          3.3.1 the Purchaser's Group and the Company shall not be obliged to appeal against any assessment, notice, demand or decision if, having given the Vendor notice in accordance with Clause 3.1, the Purchaser has not, by the earlier of 45 days from receipt by the Vendor of such notice, and 2 days prior to the expiry of any time for appeal, received instructions in writing from the Vendor to do so; and

          3.3.2 The Purchaser's Group and the Company shall not be obliged to comply with any request of the Vendor which involves contesting any assessment for Tax before any tribunal, court or other appellate body (except the tribunal court or body of first instance or appeal) (a) unless they have been advised in writing by leading Tax counsel instructed by the Purchaser and the Vendor at the expense of the Vendor that an appeal against the assessment will, on the balance of probabilities, be successful, or (b) if the Purchaser can demonstrate to the reasonable satisfaction of the Vendor that in the opinion of the Purchaser such action would involve the disclosure of information confidential to the Company's business or result in a material adverse effect on the financial results of the Company's business.

3.4  NO SETTLEMENT OF A CLAIM WITHOUT CONSENT
     ----------------------------------------

     Following receipt of any instructions as referred to in Clause 3.3.1 the Purchaser shall procure that the Claim is not settled or otherwise compromised without the Vendor's prior written consent, such consent not to be unreasonably withheld or delayed.

3.5  ACTION REQUIRED BY VENDOR
     -------------------------

     The action which the Vendor may request under Sub-Clause 3.3 above shall include (without limitation but subject to the provisions of Sub-Clause
     3.3.1 and Sub-Clause 3.3.2 the Company applying to postpone (so far as legally possible), the payment of any Tax but shall not include allowing the Vendor to take on or take over the conduct of any proceedings of whatsoever nature arising in connection with the Claim in question.

3.6  RECOVERY FROM OTHER PERSONS
     ---------------------------

     Where the Company is entitled to recover from some other person (not being the Company or any Subsidiary but including any Tax Authority) any sum in respect of any Claim the amount of the Claim shall nevertheless be payable in full by the Vendor on the due date ascertained in accordance with Clause 4 and the Purchaser shall:

     3.6.1   procure that the Vendor is promptly notified of such entitlement;

     3.6.2 take such action as the Vendor may reasonably and promptly by written notice request to enforce such recovery; and

     3.6.3 account to the Vendor for an amount equal to any amount so recovered by the Company (including any interest or repayment supplement included in such recovery less any Tax chargeable on the Company in respect of that interest) not exceeding the amount paid by the Vendor under Clause 2 in respect of that Claim save to the extent that to do so would leave the Company and the Purchaser together in a worse position than they would have been in had the Tax Liability in question not arisen.

3.7  INDEMNITY FOR COSTS, ETC.
     -------------------------

     Notwithstanding anything in the Agreement or this Deed neither the Purchaser's Group nor the Company shall be obliged to take any steps to reduce the amount of any Claim or to recover any amount from any other person unless the Vendor shall first indemnify the Company and the Purchaser's Group to their reasonable satisfaction against all reasonable costs and expenses which they may so incur.

4.   DATE FOR PAYMENT
     ----------------

     4.1  DATE FOR PAYMENT
          ----------------

          Where any amount is required to be paid to the Purchaser by the Vendor in respect of an Actual Tax Liability, the Vendor shall pay such amount in cleared funds three Business Days before the date on which the Tax in question is due for payment to the relevant Tax Authority or, if later, ten Business Days following the date on which the Purchaser notifies the Vendor of its liability to make such payment.

     4.2  NOTIFICATION OF AMOUNT
          ----------------------

          Where any amount is required to be paid by the Vendor other than in respect of an Actual Tax Liability, the Purchaser will notify the Vendor in writing of the amount which the Vendor is required to pay and the Vendor shall pay such amount in cleared funds on or before the date ten Business Days after the date on which it receives save that where the payment is in respect of a Deemed Tax Liability relating to the Unavailability of a right to repayment of Tax, payment shall be made on the date on which that repayment would otherwise have become due. Any dispute as to the amount contained in such notice shall be determined by the Auditors acting as experts and not arbitrators (the costs of which shall be determined and allocated by the Auditors).

     4.3  BUSINESS DAYS
          -------------

          Any payment which becomes due on a day which is not a Business Day shall be paid on the previous Business Day, and any payment which is made after noon (London time) on any day shall, for the purposes of calculating interest, be deemed to have been paid on the next following Business Day.

     4.4  DUE DATE AND INTEREST
          ---------------------

          The Vendor shall make all payments under this Deed in immediately available funds before noon on the due date for payment without deduction or withholding on any account (save as expressly provided in this Deed) and if any amount is not paid when due the Vendor shall pay to the Purchaser interest on such amount accruing from day to day (as well after judgement as before) at the rate of 5 per cent per annum above the base rate of Barclays Bank plc from time to time from the due date until the date of actual payment (or the next Business Day if such day of actual payment is not a Business Day), compounded quarterly. All payments hereunder shall be in Argentine Pesos

5.   DEDUCTION AND WITHHOLDINGS
     --------------------------

     5.1  NO DEDUCTIONS, ETC.
          -------------------

          Any amount payable pursuant to this Deed shall be paid free and clear of all deductions, withholdings, counter-claims or set-off whatsoever, save only as may be required by law.

     5.2  DEDUCTIONS AND WITHHOLDINGS REQUIRED BY LAW
          -------------------------------------------

          If any deductions or withholdings are required by law to be made from any sums, the Vendor shall be obliged to pay the Purchaser such amount as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction, withholding or set-off provided that if the Purchaser subsequently receives a credit for such deduction or withholding then such credit shall be applied in accordance with the provisions of Clause 6.

     5.3  ACCOUNTING FOR DEDUCTIONS AND WITHHOLDINGS
          ------------------------------------------

          If the Vendor is required by law to make a deduction or withholding as is referred to in Sub Clause 5.2 the Vendor shall:

          5.3.1   make such deduction or withholding;

          5.3.2 account for the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

          5.3.3 provide to the Purchaser the original, or a certified copy, of a receipt or other documentation evidencing the above.

6.   CREDITS AND REDUCTIONS
     ----------------------

     6.1 If any Claim represents Tax for which credit is or may become due to the Company or a member of the Purchaser's Group or the Purchaser at a later date or in respect of which it is subsequently found that there arises a corresponding credit or right to repayment of Tax, the amount of the Claim shall nevertheless be payable in full by the Vendor on the due date ascertained in accordance with Clause 4 but if subsequently any reduction is made in the Claim or it is found that the Vendor's liability in respect of the Claim falls short of the amount claimed or such credit or repayment is received by the Company or any member of the Purchaser's Group, the Purchaser shall promptly repay to the Vendor an amount equal to such reduction, shortfall, credit or repayment up to the amount previously paid by the Vendor in respect of that Claim and without interest save to the extent that interest or repayment supplement is included (or allowed) in such credit, repayment, reduction or shortfall. For this purposes, no credit shall be taken to have been received unless it shall have relieved the Company or any member of the Purchaser's Group of a present obligation to pay Tax.

7.   LAW AND JURISDICTION
     --------------------

     7.1  ARGENTINE LAW
          -------------

          This Deed shall be governed by, and construed in accordance with the law of the Republic of Argentina.

     7.2  JURISDICTION
          ------------

          The parties hereby submit to the non-exclusive jurisdiction of the English Courts.

     7.3  CONFLICTS
          ---------

          This Deed constitutes the Tax Indemnities referred to in the Agreement as defined in clause 1.1 of the Agreement. In the case of any conflict between the Agreement and this Deed, the Agreement will prevail over this Deed unless the parties sign a written document agreeing otherwise.

IN WITNESS WHEREOF this Deed was executed by the parties on the day and year first above written.

SIGNED AS A DEED by            )
CHRIS LONG-LEATHER             )   /s/ Chris Long-Leather
as duly authorized attorney    )   ----------------------
for and on behalf of           )
LUCAS INDUSTRIES PLC           )
in the presence of:            )


Witness:  /s/ Mark Stevens
          ----------------

Name:   Mark Stevens

Address:  10 Newhall Street
          Birmingham
          B 3 3LX

Occupation: Solicitor


PRESTOLITE ELECTRIC INCORPORATED


By:     /s/ P. Kim Packard
        ------------------

Name:   P. Kim Packard

Title:  President



By:     /s/ Kenneth C. Cornelius
        ------------------------

Name:   Kenneth C. Cornelius

Title:  Vice President



SIGNED by Kenneth Cornelius    )
as attorney in fact for and on )
behalf of LUCAS INDIEL         )  /s/ Kenneth C. Cornelius
ARGENTINA SA                   )  ------------------------